UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event
reported): June 15, 2009
GRAPHIC PACKAGING HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-33988	26-0405422

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

814 Livingston Court
Marietta, Georgia 30067
(Address of principal executive offices)
(770) 644-3000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On June 16, 2009, Graphic Packaging International, Inc. (“GPI”), a wholly-owned subsidiary of Graphic Packaging Holding Company, completed the issuance and sale of $245 million aggregate principal amount of its 9.50% senior notes due 2017 (the “Senior Notes”) in a previously announced private offering in reliance on Rule 144A and Regulation S under the Securities Act of 1933, as amended.
Indenture
     The Senior Notes were issued pursuant to the Indenture, dated as of June 16, 2009, by and among GPI, the guarantors listed therein and U.S. Bank National Association, as Trustee. The Indenture provides that interest on the Senior Notes is payable semiannually in cash on June 15 and December 15 of each year, and the Senior Notes mature on June 15, 2017.
     Under the Indenture, GPI has the right to redeem the Senior Notes, in whole or in part, at any time on or after June 15, 2013 initially at 104.750% of their principal amount, plus accrued interest to the redemption date, declining ratably to 100% of their principal amount, plus accrued interest to the redemption date, on or after June 15, 2015. Pursuant to the Indenture, at any time prior to June 15, 2013, GPI also has the right to redeem the Senior Notes, in whole or in part, at a redemption price equal to 100% of their principal amount plus a make-whole premium as provided in the Indenture, together with accrued and unpaid interest to the redemption date. In addition, prior to June 15, 2012, GPI has the right to redeem up to 35% of the aggregate principal amount of outstanding Senior Notes with the proceeds from sales of certain kinds of capital stock at a redemption price equal to 109.500% of their principal amount, plus accrued interest to the redemption date. GPI may make such redemption only if, after any such redemption, at least 65% of the aggregate principal amount of Senior Notes originally issued under the Indenture (including any additional Senior Notes) remains outstanding.
          The Indenture contains certain covenants that, among other things, limit GPI’s ability and the ability of its restricted subsidiaries to incur additional indebtedness, make certain dividends, redeem stock or make other distributions, make certain investments, create liens, transfer or sell assets, merge or consolidate, and enter into transactions with GPI’s affiliates. Such covenants are subject to a number of important exceptions and qualifications set forth in the Indenture. The Indenture also contains certain customary events of default, including failure to make payments in respect of the principal amount of the Senior Notes, failure to make payments of interest on the Senior Notes when due and payable, failure to comply with certain covenants and agreements and certain events of bankruptcy or insolvency.
          An event of default under the Indenture will allow the Trustee or the holders of at least a majority in principal amount of the then outstanding Senior Notes to declare the principal of and accrued but unpaid interest on all Senior Notes due and payable, or in the case of events of default involving bankruptcy, insolvency or reorganization of GPI, such principal and accrued interest on all Senior Notes will become immediately due and payable without action from the trustee or any holder
          The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture, which is attached as Exhibit 4.1 to this Current Report on Form 8-K and incorporated by reference herein.
Registration Rights Agreement
          In addition, on June 16, 2009, the Company entered into a Registration Rights Agreement with Banc of America Securities LLC, J.P. Morgan Securities Inc. and Goldman, Sachs & Co. Pursuant to the Registration Rights Agreement, GPI has agreed that in the event the restrictive legend has not been removed and the Senior Notes are not freely tradable as of the fifth business day following the one year anniversary of the issuance of the Senior Notes, GPI will use its reasonable best efforts to consummate an exchange offer and if required, to have a shelf registration statement declared effective with respect to the resale of the Senior Notes.

          The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is attached as Exhibit 4.2 to this Current Report on Form 8-K and incorporated by reference herein.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth under the caption “Indenture” in Item 1.01 above is incorporated by reference into this Item 2.03.
Item 8.01. Other Events.
     On June 15, 2009, in connection with its previously announced cash tender offer to purchase up to $225 million aggregate principal amount of its outstanding 8.50% senior notes due August 2011, GPI issued a press release announcing that, as of 5:01 p.m., New York City time, on June 12, 2009, $397.8 million aggregate principal amount, or 93.59%, of notes have been validly tendered and not validly withdrawn. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
     On June 16, 2009, GPI issued a press release announcing the closing of the offering of the Senior Notes. A copy of the press release announcing the completion of the offering is attached hereto as Exhibit 99.2 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
4.1	Indenture, dated as of June 16, 2009, by and among Graphic Packaging International, Inc., the guarantors named therein and U.S. Bank National Association, as trustee.

4.2	Registration Rights Agreement, dated June 16, 2009, by and among Graphic Packaging International, Inc., the guarantors named therein and Banc of America Securities LLC, J.P. Morgan Securities Inc. and Goldman, Sachs & Co.

99.1	Press release dated June 15, 2009.

99.2	Press release dated June 16, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 18, 2009	By:	/s/ Stephen A. Hellrung
Stephen A. Hellrung
Senior Vice President, General Counsel and Secretary